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                                                                   EXHIBIT 10.20


                           EDDIE BAUER HOLDINGS, INC.
                     NONQUALIFIED DEFERRED COMPENSATION PLAN

          (Amendment and Restatement Effective as of November 3, 2005)

     Section 1. Introduction

          1.1. Establishment and Purpose. Eddie Bauer Holdings, Inc. (the "COMPANY") hereby establishes the Eddie Bauer Holdings, Inc. Nonqualified Deferred Compensation Plan (the "PLAN") to provide an opportunity for Eligible Persons (as defined in Section 2 hereof) designated by the Plan administrator described in Section 9 hereof (the "ADMINISTRATOR") to defer receipt of all or a portion of their annual cash compensation and certain forms of equity compensation related to their performance of services for the Company or Affiliates that adopt this Plan for the benefit of Eligible Persons providing services to such Affiliate. The Plan is intended to attract and retain the services of qualified directors and key management employees and to provide a vehicle to encourage savings for retirement and to provide supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of compensation in excess of amounts that can be deferred under the Company's tax-qualified retirement plans. This Plan is an amendment and restatement of the Plan that was originally adopted on the Effective Date.

          1.2. Interpretation. For tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), this Plan is intended to qualify as an unfunded "top-hat" plan maintained primarily for the purpose of providing deferred compensation for a select group of directors, management or highly compensated employees and shall be interpreted accordingly. Notwithstanding any other provision herein, the Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "CODE"), and shall at all times be interpreted in accordance with such intent such that amounts credited to an Eligible Person's account shall not be taxable to such Eligible Person until such amounts are paid to the Eligible Person in accordance with the terms of the Plan. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to an Eligible Person prior to payment, such provision shall be automatically reformed or stricken to preserve the intent hereof.

     Section 2. Definitions

          Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

          2.1. "ACCOUNT" or "ACCOUNTS" shall mean the record maintained by the Administrator to determine each Participant's interest under this Plan, which shall be equal to the sum of a Participant's Deferral Account and Company Contribution Account. The Account, and each other specified account, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan. Each Participant may have a Share Account or such other Investment Funds Accounts as the Administrator deems appropriate to determine the allocation of earning and loss equivalents pursuant to Section 5.3.

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          2.2. "ADMINISTRATOR" shall mean the entity, individual or committee designated by the Board, responsible for the administration and interpretation of the Plan. If no entity individual or committee is designated, the Administrator shall be the Board.

          2.3. "AFFILIATE" shall mean any entity under common control with the Company, within the meaning of Code section 414(b), (c) or (m) and any "subsidiary" or "parent" corporation (within the meaning of Section 424 of the Code) of the Company, including an entity that becomes an Affiliate after the adoption of this Plan, or any other entity that the Board determines is otherwise controlled by, in control of, or under common control with the Company.

          2.4. "BENEFICIARY" or "BENEFICIARIES" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrator to receive the benefits specified hereunder in the event of the Participant's death. No beneficiary designation shall become effective until it is filed with the Administrator. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Administrator determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Administrator that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor, resides. If no parent is living and the Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

          2.5. "BOARD OF DIRECTORS" or "BOARD" shall mean the Board of Directors of the Company or the Compensation Committee of the Board, acting on behalf of the Board.

          2.6. "BONUS" shall mean any cash incentive compensation payable to a Participant in addition to the Participant's Salary prior to reduction for salary deferral contributions to any plans qualified under Section 401(k) or
Section 125 of the Code.

          2.7. "CODE" shall mean the Internal Revenue Code of 1986, as amended.


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          2.8. "ADMINISTRATOR" shall mean the Administrator appointed by the
Board to administer the Plan in accordance with Section 9.

          2.9. "COMPANY" shall mean Eddie Bauer Holdings, Inc. and any successor to all or substantially all of the Company's assets or business that assumes the obligations under this Plan.

          2.10. "COMPANY CONTRIBUTION ACCOUNT" shall mean the bookkeeping account maintained by the Administrator for each Participant that is credited with an amount equal to the Company Contribution Amount, if any, and earnings or losses pursuant to Section 5.3.

          2.11. "COMPANY CONTRIBUTION AMOUNT" shall mean the amount described in
Section 5.2.

          2.12. "COMPANY STOCK" shall mean the common stock, $0.01 par value per share of the Company.

          2.13. "COMPENSATION" shall mean the Salary, Bonus and Equity Incentive Compensation that the Participant is entitled to for services rendered to the Company or an Affiliate.

          2.14. "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Board.

          2.15. "DEFERRAL ACCOUNT" shall mean the bookkeeping account maintained by the Administrator for each Participant that is credited with amounts equal to
(1) the portion of the Participant's Salary that he or she elects to defer, (2) the portion of the Participant's Bonus that he or she elects to defer, (3) the portion of the Participant's Equity Incentive Compensation that he or she elects to defer, (4) the portion of the Participant's Director Fees that he or she elects to defer, and (5)investment gains and losses pursuant to Section 5.3.

          2.16. "DIRECTOR FEES" shall mean the quarterly retainer fee paid to non-employee directors in consideration for their service as members of the Board.

          2.17. "DISABLED" or "DISABILITY" means the inability of the Participant to perform any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or Participant is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, as determined by the Administrator in conformity with Section 409A Requirements. The Administrator may rely on the payment or denial of benefits under any disability plan or insurance policy sponsored by the Company as a determination of the Participant's Disability for purposes of this Plan. If the Participant is not covered by any such disability plan or insurance policy, the Administrator shall determine the Participant's Disability after receiving medical advice using nondiscriminatory standards and may rely on such medical advice. The Administrator may rely on the conclusions reached by any insurance


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carrier that has issued an insurance policy to the Company covering the
Participant or any physician chosen by or otherwise acceptable to the Administrator.

          2.18. "EFFECTIVE DATE" shall mean August 3, 2005. This amendment and restatement of the Plan is effective November 3, 2005.

          2.19. "ELIGIBLE PERSON" shall mean officers, selected management and other highly compensated employees of the Company who are selected by the Administrator, in its sole discretion, to participate in the Plan.

          2.20. "EMPLOYER(S)" shall mean the Company and/or any of its Affiliates that with the consent of the Board have adopted the Plan as a sponsor.

          2.21. "ENROLLMENT FORM" shall mean the form executed by the Participant and the Employer that sets forth the Participant's deferral elections, payment form and timing, Beneficiary designation, and other specifications of this Plan applicable to the Participant.

          2.22. "EQUITY INCENTIVE COMPENSATION" shall mean a Restricted Stock Unit Award granted under the terms of the Eddie Bauer Holdings, Inc. 2005 Stock Incentive Plan, provided such Award is subject to a substantial risk of forfeiture at the time it is granted. Participant may make a one-time election to defer the timing of the payment of a Restricted Stock Unit Award and have such amount paid in the form of Company Stock at a later date pursuant to the terms of this Plan, subject to the following terms and conditions:

               2.22.1. The deferral election must be made within 30 days after the grant of the Award;

               2.22.2. The deferral election must be made at least 12 months in advance of the earliest Vesting Date at which the forfeiture condition could lapse;

               2.22.3. The deferral election may not take effect until at least 12 months after the date on which it is made; and

               2.22.4. The deferral election must postpone the Payment Date for a period of at least five years from the date the Award would otherwise become payable or at least five years from the date the first payment of the Award otherwise would become payable.

          2.23. "FINANCIAL HARDSHIP" shall mean severe financial hardship to the Eligible Person resulting from an illness or accident of the Eligible Person, the Eligible Person's spouse or a dependent (as defined in Section 152(a) of the Code), loss of the Eligible Person's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Person. The circumstances that will constitute a Financial Hardship will depend upon the facts of each case and will be determined by the Administrator in its sole discretion, but distributions may not be made to the extent such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Eligible Person's assets, to the extent the liquidation of such assets would not itself cause a severe financial hardship, or (iii) by cessation of deferrals under the Plan.


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          2.24. "INVESTMENT FUNDS" shall mean the mutual funds, insurance policies, investment indexes or other measures of investment performance identified by the Administrator that shall be used to determine the investment return increments to be credited to each Participant's Account. The Investment Funds may be changed by the Administrator, in its sole discretion, from time to time. The Administrator may discontinue, substitute or add an Investment Fund at any time.

          2.25. "INVESTMENT RETURN" shall mean, for each Investment Fund, an amount equal to the net investment performance of such Investment Fund for each reporting period, as determined by the Administrator.

          2.26. "NORMAL RETIREMENT AGE" shall mean age 65.

          2.27. "PARTICIPANT" shall mean any Eligible Person (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan in accordance with Section 4.2, (iii) who signs an Election Form and a Beneficiary Designation Form, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Administrator, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

          2.28. "PAYMENT ELIGIBILITY DATE" shall mean the date as soon as administratively feasible following the date of a Participant's Severance.

          2.29. "PLAN" shall mean the Eddie Bauer Holdings, Inc. Nonqualified Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

          2.30. "PLAN YEAR" shall mean the 12 consecutive month period beginning on January 1 and ending on December 31.

          2.31. "SALARY" or "SALARIES" shall mean the Participant's base salary prior to reduction for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code.

          2.32. "SEVERANCE" shall mean a Participant's voluntary or involuntary termination of service as an employee and a Board member with the Company and its Affiliates for any reason at any time.

          2.33. "SHARE ACCOUNT" shall mean the record maintained by the Administrator, for bookkeeping purposes only, of a hypothetical number of shares of Company Stock that the Account is deemed to be invested in. The Participant's interest in the Share Account may consist of amounts allocated to the Participant's Deferral Account and Company Contribution Account and shall be expressed in the form of whole and fractional shares of Company Stock.

          2.34. "YEARS OF SERVICE" shall mean the total number of full Plan Years, including Plan Year periods prior to the Effective Date, during which a Participant has been employed by one or more Employers. Any partial Plan Year during which a Participant has been


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employed by one or more Employers for less than a 365 day period (or 366 day period in the case of a leap year) shall not be counted.

     Section 3. Eligibility

          Only those Eligible Persons selected by the Administrator may participate in the Plan. The Eligible Persons shall include those directors, officers and other members of a "select group of management or highly compensated employees" as described in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA who are providing services to the Company or an adopting Affiliate and who have been selected by the Administrator in its sole discretion to participate in the Plan.

     Section 4. Deferral of Compensation

          4.1. Deferrable Compensation. Eligible Persons shall have the right to defer a portion of the following types of compensation in accordance with any rules or policies that may be established by the Administrator hereunder:

               4.1.1. Director Fees;

               4.1.2. Salary;

               4.1.3. Bonus; and

               4.1.4. Equity Incentive Compensation.

          4.2. Deferral Election. An Eligible Person shall be permitted to submit an election form (the "ELECTION FORM") to the Administrator specifying the portion of Compensation, if any, that such employee wishes to defer. The deferred amounts shall be subject to all applicable employment taxes that must be withheld under applicable law. Any such election shall be irrevocable and, except as permitted for Equity Incentive Compensation deferrals shall be made no later than December 31 of the calendar year that precedes the calendar year with respect to which the compensation shall be earned. In the case of the first year in which an Eligible Person becomes eligible to participate in the Plan, such election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Eligible Person becomes eligible to participate in the Plan; provided, however, that the portion of Compensation that is deferrable may be limited based upon the application of Section 409A of the Code. The Company shall deduct from the Eligible Person's Compensation the portion that such employee elects to defer and credit the deferred amount to an account established in accordance with Section 5.1 hereof. An Eligible Person may change his or her deferral amount or percentage(s) for any year by filing a new election form with the Administrator prior to the beginning of such year. Notwithstanding any other provision of the Plan to the contrary, the Administrator may unilaterally restrict the maximum amount that an Eligible Person may defer under the Plan for any reason.


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     Section 5. Accounts

          5.1. Establishment of Accounts. The Company shall establish on its books a bookkeeping account (the "Account") with respect to each Eligible Person who elects to defer pursuant to Section 4.2 hereof and shall credit to such Account the amounts deferred by the Eligible Person pursuant to Section 4.2. Such credit shall be made on the date that such compensation would have been paid to the Eligible Person, but for the election to defer pursuant to Section 4.2.

          5.2. Discretionary Contributions. Any Employer may make a discretionary allocation to the Company Contribution Account for one or more Participants in an amount determined by the Employer. The Company Contribution Amount may be a fixed dollar amount, a percentage of compensation or a matching contribution specified by the Employer in its sole discretion. Any such Company Contribution Amount may be made on a basis elected by the Employer, which need not be consistent from year to year or among Participants for any year. The Employer may determine whether any Company Contribution Amount is subject to a vesting schedule and the time or times when such allocations will be vested in whole or in part. The Administrator, in its sole discretion, may determine whether any Company Contribution Amounts will be allocated to the Share Account or to the Investment Funds.

          5.3. Crediting of Earnings Equivalents. The Account of an Eligible Person shall be deemed to be allocated in multiples that are determined by the Administrator from time to time in accordance with the Eligible Person's investment election, among the Investment Funds, as if invested in the applicable Investment Fund as of the date the compensation would otherwise have been paid. Such investment election may be changed by written notice to the Administrator (or, if applicable, the outside administrator of the Plan) with such frequency as the Administrator may determine from time to time. The balance credited to such Accounts shall be adjusted from time to time to reflect the Investment Return of the applicable Investment Fund. The Administrator is not obligated to honor any Eligible Person's investment election. Notwithstanding anything to the contrary, the deferral of Director Fees and Equity Incentive Compensation shall be allocated to a Share Account, unless the Administrator determines that sufficient shares of Company Stock are not available under the terms of the Company's 2005 Stock Incentive Plan. In addition, the Administrator, in its sole discretion, may determine that any Company Contribution Amount will be allocated to the Share Account. The number of hypothetical shares of Company Stock allocated to the Share Account hereunder shall be treated as a grant of Restricted Stock Units under the terms of the Company's 2005 Stock Incentive Plan for purposes of determining the number of shares of common stock available for awards under the 2005 Stock Incentive Plan. Any deferral of Director Fees or Company Contribution Amounts allocated to the Share Account shall be allocated as a number of hypothetical shares of Company Stock determined by dividing the amount allocated by the fair market value of a share of Company Stock on the date such deferred amount otherwise would have been paid. Deferrals other than Director Fees and Equity Incentive Compensation may not be allocated to the Share Account unless specifically approved by the Administrator at the date of deferral.

          5.4. Account Statements. Each Eligible Person shall receive a periodic statement of his or her Account balance from time to time as determined by the Administrator.


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     Section 6. Payment of Benefits

          6.1. Election of Time of Payment. Each Eligible Person, at the time he or she makes the irrevocable deferral election pursuant to Section 4.2 hereof, shall also, by filing the Election Form, elect the date(s) as of which he or she wishes the amounts in his or her Account attributable to the applicable deferral to be paid, which date(s) shall be among the available date(s) prescribed by the Administrator in its sole discretion on the Election Form.

          6.2. Election of Form of Distribution of Benefits. Each Eligible Person, at the time he or she makes the irrevocable deferral election pursuant to Section 4.2 hereof, shall also, by filing the Election Form, elect the form of distribution in which he or she wishes the amounts in his or her Account attributable to the applicable deferral to be paid with respect to each payment date selected by the Participant. Except as otherwise provided herein, such Account may be distributed in either a lump sum payment or in annual installments as prescribed by the Administrator in its sole discretion on the Election Form. If the payment is made at Termination of Employment, the Participant may elect annual installments over a period of 5, 10, or 15 years, except that if at any time on or after distribution commences the Value of the Participant's Account is not more than $10,000 at the beginning of any Plan Year, the Administrator may require that such benefit be distributed in a lump sum. . If a transfer of Company Stock is made prior to Termination of Employment, the number of annual installments may not exceed 5 years. In the absence of a payment election, the default form of distribution shall a lump sum. Each such distribution shall be made as soon as practical following the date selected by the Participant. If more than one installment is contemplated, each such payment shall be determined by dividing the value of the Account immediately prior to the payment by the number of years remaining in the term of payment. Any undistributed portion of the Participant's Account shall remain subject to all of the terms of the Plan.

          6.3. Death After Benefit Commencement. If the distribution of an Account to a Participant has commenced in installments and such Participant dies before all installments are paid, the Administrator may direct that the undistributed Account shall be distributed to the Beneficiary at any time following the date of the Participant's death.

          6.4. Distribution in Accordance with Election. Except as provided under Sections 6.5 and 6.6 hereof, the Company shall pay (or cause to be paid) to the Eligible Person in the form elected pursuant to Section 6.2, within 60 days after the date elected pursuant to Section 6.1 hereof, an amount equal to the portion of the Eligible Person's Account balance attributable to the applicable deferral election (as adjusted for the allocable equivalent of earnings and losses pursuant to Section 5.2 hereof), valued as of the business day coinciding with or last preceding the date elected by the Eligible Person pursuant to Section 6.1.

          6.5. Distribution by Reason of Termination of Employment. In the event of the termination of an Eligible Person's employment with the Company or, in the case of a director, the termination of such person's service on the Board, for any reason (within the meaning of Section 409A(a)(2)(i) of the Code) or due to an Eligible Person's death, in either case, prior to the date elected pursuant to Section 6.1 hereof, the Company shall pay (or cause to be paid) to the Eligible Person or, in the event of his or her death, to his or her Beneficiary, an amount equal to the Eligible Person's Account balance valued as of the fifth business day


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following the Eligible Person's termination of employment, Board service or death. Unless otherwise elected pursuant to Section 6.2, payments shall be made in one lump sum within 60 days after the valuation date, as determined by the Administrator in accordance with this Section 6.4. The Eligible Person's Account shall cease to be credited with the equivalent of earnings and losses as set forth in Section 5.3 hereof after the valuation date.

          6.6. Hardship Distributions. Notwithstanding anything herein to the contrary, an Eligible Person may request and receive a hardship distribution of all or any portion of his or her Account provided the Eligible Person is able to demonstrate, to the satisfaction of the Administrator, that he or she has suffered a "Financial Hardship" as hereinafter defined. A hardship distribution request must be submitted in writing to the Administrator and is subject to rules established by the Administrator governing hardship distributions. The amount distributed cannot exceed the lesser of (i) the Eligible Person's Account balance, or (ii) the amount reasonably necessary to satisfy the Eligible Person's "Financial Hardship" plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. No distribution may be made prior to the time the Administrator approves the distribution. If a hardship distribution is made, such distribution shall be made from the portion of the Eligible Person's Account attributable to deferrals with an earlier payment date before distributions are made from any portion attributable to deferrals with a later payment date.

     Section 7. Rights Unsecured; Subordination

          7.1. Unsecured Creditor. The rights of an Eligible Person or his or her Beneficiary to benefits under the Plan shall be solely those of an unsecured general creditor of the Company. The Plan constitutes a mere promise by the Company to make benefit payments in the future. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA. Any asset acquired or held by the Company in connection with the Company's liabilities under the Plan shall not be deemed to be security for the performance of the Company's obligations pursuant to the Plan, but shall be and remain part of the general assets of the Company.

          7.2. Subordination to Other Creditors. Anything in the Plan to the contrary notwithstanding, the Company may, in its sole discretion, subordinate the rights of Eligible Persons and their Beneficiaries to any payments under the Plan to claims of any other creditors of the Company.

     Section 8. Nonassignability

          The rights and interests of an Eligible Person and his or her Beneficiary to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Eligible Person or the Eligible Person's Beneficiary, and any such rights and interests under the Plan shall not be liable for or subject to any obligation or liability of the Eligible Person or Beneficiary.


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     Section 9. Administration

          The Plan shall be administered by, and in the sole discretion of the Administrator, which by vote of a majority of the persons acting as or on behalf of the Administrator, may establish such rules and regulations as it deems necessary, make amendments in a manner consistent with Section 14 of this Plan, interpret the Plan, make factual findings and determinations, and otherwise make all determinations and take such action in connection with the Plan as it, in it's sole discretion deems appropriate. The decisions of the Administrator shall be final, conclusive and binding upon all parties and no member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan and Awards under it. The Administrator and each person to whom duties and responsibilities have been delegated shall be indemnified and held harmless by the Company against all claims, liabilities, fines, and penalties, and all expenses reasonably incurred by or imposed upon such individuals (including but not limited to reasonable attorneys' fees) which arise as a result of actions or failure to act in connection with the operation, administration and grant of Awards under the Plan. Any person acting as or on behalf of the Administrator who is a Participant in the Plan shall abstain from any determination under the Plan with respect to his or her own participation. Any determination required under the Plan with respect to a member of the Administrator shall be made by the other members of the Administrator, unless the Administrator consists of a single individual, in which case the determination shall be made by the Company's Board.

     Section 10. Claims Procedure; Arbitration

          10.1. General.

               10.1.1. Claims. Claims for benefits, benefit determinations, appeals and reviews of any adverse benefit determination and all associated notifications shall, at a minimum, comply with Section 503 of ERISA and the applicable provisions of 29 C.F.R. Section 2560.503-1 ("ERISA Regulations").

               10.1.2. Claims Administrator. The Claims Administrator shall be designated by the Administrator. The Administrator reserves the right to change the Claims Administrator from time to time and to designate a special Claims Administrator when deemed necessary to avoid a conflict of interest.

          10.2. Claims Denial.

               10.2.1. Claim for Benefits. If a Participant or Beneficiary (hereunder "Applicant") does not receive timely payment of any benefits which Applicant believes are due and payable under the Plan, Applicant may file a claim for benefits by notifying the Administrator in writing. The Administrator may require any Applicant to submit an application therefor in writing to the Claims Administrator or to any officer of the Company, together with such other documents and information as the Claims Administrator may require.

               10.2.2. Notification of Benefit Determination. The Claims Administrator will notify the Applicant of a benefit determination in writing within a reasonable time. Notification that a claim is wholly or partially denied will normally be given no later than 90 days after receipt of the claim. The notice shall (1) specify the reasons for the adverse decision,


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(2) refer to the specific provisions of the Plan on which the decision is based,
(3) describe any additional material necessary to complete the claim and the reasons that such material is necessary, (4) describe the appeal and review procedures and the applicable time limits, and (5) inform the Applicant of the right to bring a civil action following review. Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Applicant prior to the expiration of the initial ninety (90) day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed ninety (90) days from the end of the initial ninety (90) day period. Claims not acted upon within the time prescribed herein shall be deemed denied for purposes of proceeding to the review stage.

          10.3. Appeal and Review of Denied Claims.

               10.3.1. Review. An Applicant is entitled to have an adverse benefit determination reviewed by the Administrator (the "Named Fiduciary"). The request for review must be in writing and filed with the Claims Administrator no later than 60 days following the Applicant's receipt of the adverse determination. The Applicant may submit written comments and other information and documents relating to the claim, and have reasonable access to and receive copies of all documents and information relevant to the claim. The Applicant may request a hearing. The Claims Administrator will promptly forward the request for review and the claim file to the Named Fiduciary. The decision of the Named Fiduciary shall be made promptly, and not later than sixty (60) days after the Named Fiduciary's receipt of a request for review, unless special circumstances require an extension of time for processing. In such a case, a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.

               10.3.2. Named Fiduciary. The Named Fiduciary shall not be the Claims Administrator nor subordinate to the Claims Administrator. The Board of Directors reserves the right to change the Named Fiduciary from time to time, and to designate a special Named Fiduciary for appeals when deemed necessary.

               10.3.3. Review Procedure. The Named Fiduciary has the discretion to decide all questions regarding relevance and reasonable access under Section
10.3.1 hereof. In addition, the Named Fiduciary has the discretion as to whether a hearing shall be held. The Named Fiduciary will afford no deference to the Claims Administrator's decision, and will insure a full and fair review de novo.

               10.3.4. Notification of Benefit Determination on Review. The Named Fiduciary's decision will be in writing and sent to the Claims Administrator. The Claims Administrator will then notify the Applicant either by hand delivery or by first class mail within a reasonable time, and normally not later than 60 days after receipt of the claim for review. If the Named Fiduciary issues an adverse benefit decision to the Participant or his Beneficiary, the decision shall (1) specify the reasons for the decision, (2) refer to specific plan provisions on which the decision was based, (3) inform the Applicant of the right to review all information reviewed by the Named Fiduciary, even information not relied on in making the decision, and (4)


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

inform the Applicant of the right to bring a civil action pursuant to the arbitration provisions of Section 10.5.

          10.4. Exhaustion of Remedies. No legal action for benefits under the Plan may be brought unless and until the Applicant has exhausted his remedies under this Section 10.

          10.5. Arbitration. Subject to prior completion of the claims procedure described above, any claim or controversy arising under the Plan shall be settled by arbitration before a single arbitrator to be held in King County Washington in accordance with the Commercial Rules of Arbitration of the American Arbitration Association (the "RULES"), and any judgment upon the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof. The arbitrator shall be selected in accordance with the Rules.

     Section 11. Enforceability, Successors

          The obligations of the Company under the Plan shall inure to the benefit of, and be enforceable by, an Eligible Person and such employee's Beneficiary, personal representatives, distributees and legatees, and shall be binding upon the successors of the Company.

     Section 12. Communications

          All communications by an Eligible Person or Beneficiary to the Administrator relating to the Plan shall be in writing and shall be directed to the Plan representative designated by the Administrator.

     Section 13. Taxes and Withholding

          All payments made hereunder to an Eligible Person or his or her Beneficiary shall be subject to the withholding of such amounts by the Company as it reasonably may determine it is required to withhold pursuant to any applicable federal, state, local or foreign law or regulation. Neither the Administrator nor the Company make any commitment or guarantee that any amounts subject to deferral under the Plan will be excludable from an Eligible Person's gross income for federal, state, local or foreign income tax purposes, or that any other federal, state, local or foreign income or social security tax treatment will apply to or be available to any Eligible Person.

     Section 14. Amendment

          The Administrator may from time to time and in its sole discretion amend the Plan in writing with respect to all Eligible Persons or with respect to any single Eligible Person or group of Eligible Persons, and any such amendment shall be binding upon the Company, Eligible Persons and Beneficiaries. Notwithstanding the foregoing sentence, if any amendment of the Plan adversely affects the amounts payable to an Eligible Person on account of his or her Account balance that has already accrued, such amendment shall not become effective with respect to such accrued Account balance unless the Eligible Person either gives his or her consent or fails to object to such amendment in a writing delivered to the Administrator within 30 days after receiving notice thereof. Any Eligible Person's participation in the Plan may, at the discretion of the Administrator, be on terms that differ from the provisions of the Plan. Any such differing terms shall be in a writing signed by a member of the Administrator or his or her authorized delegate.

     Section 15. Termination of the Plan

          15.1. Generally. The Administrator may at any time suspend or terminate the Plan, and any such suspension or termination shall be binding upon Eligible Persons and Beneficiaries.

          15.2. Cessation of Future Deferrals. In the event of the termination of the Plan, effective as of the date of termination, as determined by the Administrator, the deferral elections of Eligible Persons under Section 4.2 hereof shall automatically expire and no further deferrals may be made under the Plan.

          15.3. Distribution of Accounts. On termination of the Plan, the Account of each Eligible Person shall be paid out in accordance with Sections 6.2, 6.5 or 6.6 hereof, as applicable.

     Section 16. Plan Not an Employment Agreement, No Right to Awards

          The Plan shall not constitute an agreement or contract of employment and shall not be construed to limit in any way the right of the Company to terminate an Eligible Person's employment as freely and with the same effect as if the Plan were not in effect.

     Section 17. Governing Law

          The Plan shall be governed by, and construed in accordance with, the laws of the State of Washington, without regard to principles of conflicts of law.

     Section 18. Execution.

          To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the Plan as of the date specified below.

                            [SIGNATURE PAGE FOLLOWS]


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

          IN WITNESS WHEREOF, upon authorization of the Board of Directors, the undersigned has caused the Eddie Bauer Holdings, Inc. Nonqualified Deferred Compensation Plan to be executed effective as of the __ day of November, 2005.

                                     EDDIE BAUER HOLDINGS, INC.


                                     By:
                                         ---------------------------------------
                                         Fabian Mansson, Chief Executive Officer


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